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                                                                    Exhibit 10.1

                         EMPLOYMENT AGREEMENT RE: HOSMER


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between Diversified Corporate Resources, Inc., a Texas corporation (herein referred to as the "DCRI"), and Joseph H. Hosmer (herein referred to as the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is currently employed by Mountain, Ltd., a Maine corporation ("Mountain") which is a subsidiary of DCRI, pursuant to that certain Employment Agreement Re: Hosmer (herein referred to as the Existing Agreement") dated August 6, 1999, by and among DCRI, the Executive, Mountain and MAGIC Northeast, Inc., a Delaware corporation; and

         WHEREAS, DCRI and certain of its subsidiaries (including Mountain), divisions and affiliates (herein collectively referred to as the "Contract Group") are engaged in the contract staffing business; and

         WHEREAS, the parties desire to employ the Executive as the President of the Contract group; and WHEREAS, the parties hereto desire to have the terms and conditions of such employment set forth in this Agreement.

         NOW THEREFORE, for and in consideration of the mutual advantages and benefits accruing respectively to the parties hereto, the mutual promises hereinafter made and the acts to be performed by the respective parties hereto, DCRI and the Executive do hereby contract and agree as follows:

         1. Employment. DCRI hereby employs the Executive as the President of both Mountain and the Contract Group. The parties acknowledge that the Contract Group (a) includes Mountain, Datatek Group Corporation, Information Systems Consulting Corporation, and a division of DCRI known as MPR of Atlanta, and (b) will include any other agencies or entities of DCRI which are hereafter made a part of the Contract Group. Executive hereby accepts such employment and agrees to perform the duties and render services as herein set forth. Such employment shall continue during the term of this Agreement.

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         2.       Term. Except in the case of earlier termination as herein
specifically provided, the term of this Agreement shall be for the period of time beginning retroactive to September 1, 2001, and ending September 30, 2002 (herein referred to as the "Initial Term"). This Agreement shall continue subsequent to the Initial Term unless and until (a) either this Agreement or the Existing Agreement are terminated for some reason permitted under the terms of this Agreement or the terms of the Existing Agreement, or (b) one of the parties hereto shall give written notice to the other party at least ninety (90) days in advance of termination at any time after June 30, 2002.

         3. Compensation. The parties acknowledge that the Executive is being compensated under the Existing Agreement related to his services to Mountain, and that such compensation arrangement and the Existing Agreement shall continue in place and are not being amended or revised by this Agreement.

          For services to be provided to the portion of the Contract Group other than Mountain, the Contract Group will compensate the Executive, during the term of this Agreement, as follows: (a) the Executive will be paid a base salary of $5,000.00 per month which will be paid in weekly installments (or in such other manner as mutually agreed upon by the parties hereto), and (b) during the period of time (herein referred to as the "MBO Term Period") beginning on each September 1st during the term of this Agreement and ending on August 31st of the following year (or such other period as the parties hereto may mutually agree upon in writing; if the term of this Agreement is terminated in advance of the end of the twelve month period of time in the MBO Term Period involved, the lesser period of time will be deemed to be applicable period of time for the particular MBO Term Period involved unless the parties hereto otherwise agree in writing), the Executive will have the right to earn and be paid an annual bonus (herein referred to as the "MBO Bonus") of up to $60,000.00 (such amount shall be appropriately prorated if the Executive is employed by the Contract Group, pursuant to this Agreement, for less than twelve (12) months in any MBO Term Period; such pro rata adjustment shall be based upon the number of months in which the Executive was employed by the Contract Group during the MBO Term Period involved). The determination of the amount, if any, of MBO Bonus earned by the Executive in each MBO Term Period, during the term of this Agreement, shall be based upon performance of the Contract Group during such calendar

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year (or portion thereof) during the MBO Term Period involved pursuant to a
Management By Objectives ("MBO") program related to two individual and separate factors (herein referred to as the "MBO Factors"). . The MBO Factors, and the allocation of the MBO Bonus, shall be as follows: (i) $40,000.00 of the MBO Bonus for each MBO Term Period shall be allocated to a mutually acceptable amount of increase in the percentage of the consolidated net, before tax, income of the Contract Group, excluding Mountain (herein referred to as the "Contract Group Net Income Before Taxes") in the MBO Term Period involved, in relationship to the Contract Group Net Income Before Taxes in the prior MBO Term Period (during the MBO Term Period of September 1, 2001 to August 31, 2002, the prior period for comparison shall be September 1, 2000 until August 31, 2001), and
(ii) $20,000.00 of the MBO Bonus for each MBO Term Period shall be allocated to the achievement of stated goals and objectives for DCRI as mutually acceptable to the parties hereto. The parties agree to use their best efforts to determine in advance of each MBO Term Period all of the MBO Factors to be applicable during such MBO Term Period. The parties acknowledge that they have already established the MBO Factors to be applicable for the period of time commencing September 1, 2001, and ending August 31, 2002, and that such MBO Factors are set forth in Exhibit A to this Agreement. Payment of the MBO Bonus shall be paid within thirty (30) days of the date of completion of the financial statements of DCRI and the Contract Group for the MBO Term Period involved. .

         In addition to the aforesaid compensation arrangement, and except as otherwise provided herein, commencing retroactive to January 1, 2001, and continuing each month thereafter until the date this Agreement is terminated, the Executive shall be entitled to be paid by the Contract Group, an automobile allowance of $500.00 per month.

         4. Duties and Services. During the term of this Agreement, the Executive agrees to (a) do his utmost to enhancing and developing the Contract Group, and (b) perform such duties or render such services which the Board of Directors of DCRI (the "Board"), or the Chief Executive Officer or President of DCRI, shall periodically confer upon on the Executive, and which the Executive shall agree to perform. In connection with the level of authority, and the duties and responsibilities, of the Executive, it is understood by both parties hereto

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that the Executive shall function as the Unit President (as such position is reflected in the existing Statement of Policy Regarding Delegation of Authority of DCRI) of the Contract Group.

         5.       Termination.
                  -----------

                  a. The Contract Group may terminate the Executive's employment pursuant to this Agreement at any time for "cause" as now or hereafter defined in the Existing Agreement .

                  b. The Executive may terminate his employment with the Contract Group in the same manner, and subject to the same conditions, as set forth in the Existing Agreement.

                  c. The Executive's employment by the Contract Group shall automatically terminate on the date of the Executive's death if the Executive dies during the term of this Agreement.

                  d. If the Executive is incapacitated by an accident, sickness or otherwise, so as to render him mentally or physically incapable of performing the services required of him pursuant to this Agreement, the Executive's employment by the Contract Group may be terminated in the same manner, and subject to the same conditions, as set forth in the Existing Agreement.

         6.       Severance and Other Payments.
                  ----------------------------

                  a. If the Executive's employment pursuant to this Agreement is terminated by the Executive for any reason, the Contract Group shall not be obligated to pay or provide any severance compensation or benefits to the Executive.

                  b. If the Executive's employment is terminated, during the term of this Agreement, for any reason other than "cause" (as defined in the Existing Agreement) or by the resignation of the Executive (other than a resignation within thirty (30) days of one of the prohibited actions by DCRI as hereinafter set forth), the Executive shall be entitled to receive (i) the unpaid portion of the base compensation payable to the Executive during a six
(6) month period of time subsequent to the date of termination of this Agreement, and (ii) a prorata share (based upon the number of months, during the MBO Term Period involved on the date this Agreement is terminated) in which the Executive was employed by the Contract Group) of the MBO Bonus which the Executive would otherwise have been entitled to receive had he remained employed for the entirety of the MBO

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Term Period involved on the date this Agreement is terminated. The prohibited actions of DCRI which would enable the Executive to resign and still be entitled to severance compensation, pursuant to the terms of this Agreement, are as follows: (1) nonpayment by DCRI of any undisputed amount of compensation payable to the Executive pursuant to this Agreement, with such failure to pay continuing for a period of ten (10) business days from the date of notice to DCRI of such nonpayment, (2) the failure of DCRI to withdraw, within ten (10) business days from the date of receipt by DCRI of the written request of the Executive that the notification involved be withdrawn, any notification to the Executive that the Executive must relocate his primary office to some location other than the offices of Mountain (or its successor if Mountain is no longer in existence for some reason) at the time involved; such notice may not be given by the Executive if the Executive consents to the relocation involved, or (3) the failure of the DCRI to reinstate the title and/or duties of the Executive, within ten (10) business days form the date of receipt of the written request of the Executive that the Executive be reinstated as the President of Mountain, with the attendant duties and responsibilities, if action is taken by DCRI to remove the Executive as the President of Mountain (or its successor if Mountain is no longer in existence for some reason), or to change the duties of the Executive so that the Executive shall cease to function as President of Mountain (or its successors if Mountain is no longer in existence for some reason); such notice may not be given by the Executive if the Executive consents to such action by DCRI by continuing to be employed by DCRI for a period of thirty (30) days after the Executive is notified that such action has been taken, or is to be taken, by DCRI or Mountain.

         7. Non-Solicitation Agreement. The Executive agrees that, during the term of this Agreement and for a two (2) year period of time following the date of termination of employment with the Contract Group, the Executive shall not (a) solicit for employment or hire any individual who was an employee, agent or contractor of DCRI, or any of its subsidiaries or affiliates, on the date of termination of such employment or at any time within the twelve (12) months preceding the date of termination of such employment, or (b) solicit the business of any person or entity who is or was a customer, client, agent or representative of DCRI, or any of the subsidiaries or affiliates, at the date of termination of such employment, or at any time during the twelve (12) months preceding

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the date of termination of such employment. The covenants and agreements set forth in this Paragraph 7 shall survive the termination of this Agreement.

         8. Nondisclosure Agreement. During the term of this Agreement, it is anticipated that DCRI may provide to the Executive certain confidential and proprietary information owned by DCRI, and that the Executive may provide to DCRI certain other confidential and proprietary information and/or documentation (the information and documentation provided by the Executive is herein referred to as the "Employee Information") which shall become the property of DCRI or one or more of its subsidiaries or affiliates. The Executive acknowledges that the Executive occupies or will occupy a position of trust and confidence with DCRI, and that DCRI would be irreparably damaged if Executive were to breach the covenants set forth in this Paragraph 8. Accordingly, the Executive agrees that he will not, without the prior written consent of DCRI, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by DCRI to be disclosed in the course of performing the Executive's duties under this Agreement for DCRI, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to DCRI or any parent, subsidiary or affiliated person or entity (collectively, "Confidential Information"). The parties acknowledge that Confidential Information (a) shall include, without limitation, information about the customer lists, product pricing, data, know-how, processes, ideas, product development, market studies, computer software and programs, database technologies, strategic planning, and risk management of DCRI, and (b) shall not include, for purposes of this Paragraph 8, the Employee Information. The Executive acknowledges and agrees that all Confidential Information that he has acquired, or may acquire, was received, or will be received in confidence and as a fiduciary of DCRI. The Executive will exercise utmost diligence to protect and guard such Confidential Information. The Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

         The Executive's obligations under this Paragraph 8 shall survive the termination of this Agreement.

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         9.       Notices. All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage pre-paid, addressed to such party at the address listed below. Each party may, by notice to the other party, specify any other address for the receipt of such notices, instruments or communications. Any notice, instrument or communication sent by telegram shall be deemed properly given only when received by the person to whom it is sent.

         10.      Miscellaneous.
                  -------------

                  a. Subject to the condition that this Agreement is not assignable by either party without the prior written consent of the other party (except that DCRI may assign this Agreement to an affiliate of DCRI, or to a third party purchaser of Mountain or its assets), the terms and provisions of this Agreement shall inure to the benefit of, and shall be binding on, the parties hereto and their respective heirs, representatives, successors and assigns.

                  b. With the exception that the Existing Agreement shall continue in full force and effect, (i) this Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Executive by the Contract Group, (ii) this Agreement contains the entire understanding of the parties and all of the covenants and agreement between the parties with respect to the Executive's employment by the Contract Group pursuant to this Agreement, (iii) any such prior agreements are hereby terminated without obligation for any payments otherwise due thereunder, and (iv) no waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid, unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Paragraph may not be waived except as herein set forth.

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                  c.       All agreements and covenants contained herein are
severable and in the event any of them, with the exception of those contained in Paragraph 1 hereof, shall be held to be invalid, as written pursuant to the arbitration or judicial proceedings provided for in this Agreement, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                  d. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall be submitted to arbitration in Maine, if either party to this Agreement shall request arbitration by notice in writing to the other party. In such event, the parties to this Agreement shall, within thirty (30) days after this Paragraph 10(d) is invoked, both appoint one person as an arbitrator to hear and determine the dispute, then the two arbitrators so chosen shall, within fifteen (15) days, select a third impartial arbitrator; the majority decision of the arbitrators shall be final and conclusive upon the parties to this Agreement. Each party to the arbitration proceedings shall bear his or its own expenses, except that the expenses of the arbitrators shall be borne equally by DCRI and the Executive.

                  e. In the event of any litigation between the parties related to the compliance with the terms and conditions of this Agreement, the parties hereto acknowledge and agree that (i) such litigation proceedings must be held in the state of Maine, and (ii) the prevailing party in such litigation proceedings shall be entitled to recover, from the nonprevailing party, reasonable attorneys' fees and expenses incurred in connection with the dispute involved.

                  f. This Agreement has been made under and shall be governed by the laws of the state of Maine.

         This Agreement is dated and effective as of September 1, 2001, but is actually executed this day of March, 2002.

                                    COMPANY:

                                    DIVERSIFIED CORPORATE RESOURCES, INC.

                                    By:
                                       -----------------------------------------
                                       James E. Filarski, President

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                                    Address:    10670 North Central Expressway
                                                Suite 600
                                                Dallas, Texas 75231


                                    EXECUTIVE:

                                    --------------------------------------------
                                    Joseph H. Hosmer

                                    Address:    106 Lafayette Street
                                                Yarmouth, Maine 04096

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